For Immediate Release

Patrick Industries, Inc. Announces Third Quarter 2008

Financial Results

ELKHART, IN - November 17, 2008 – Patrick Industries, Inc. (NASDAQ: PATK), a leading manufacturer and distributor of building and component products for the recreational vehicle (RV), manufactured housing (MH) and industrial markets, today reported financial results for the third quarter and nine months ended September 28, 2008.

Third Quarter Consolidated Results

Net loss for third quarter 2008 was $2.3 million or $0.26 per diluted share, compared to net income of $0.2 million or $0.03 per diluted share for 2007. Third quarter 2008 results include pretax restructuring and other expenses of approximately $0.8 million or $0.06 per diluted share, primarily attributable to the acquisition and integration of Adorn and its related financing activities. Results for third quarter 2007 include pretax restructuring and other acquisition and financing related costs of approximately $1.5 million or $0.15 per diluted share.

Net sales were $88.4 million in third quarter 2008 compared to $136.6 million in 2007. Net sales were negatively impacted during the quarter as RV and MH retailers and manufacturers reduced inventory levels in response to increasing credit costs and the continuation of overall soft market conditions, and declines in consumer confidence and discretionary spending. According to industry associations, RV wholesale unit shipments were down approximately 42% in third quarter 2008 and approximately 25% year to date through September 2008, while MH wholesale unit shipments were down approximately 16% in the third quarter and approximately 10% on a year-to-date basis. The MH and RV market sectors represent approximately 43% and 30%, respectively, of Patrick’s sales in the third quarter 2008 period. Industrial and other sales, which include sales to the kitchen cabinet, office furniture, store fixtures and other industries, represent approximately 27% of the Company’s sales in the same period.

“As we move through the final quarter of this year, we continue to focus our efforts on cost reduction, cash management, debt reduction, and margin improvement as we strive to overcome weak sales levels and financial pressures that have negatively impacted the industries and markets that Patrick serves,” said Todd Cleveland, President and Chief Operating Officer. “We repaid an additional $15.3 million in term debt during the third quarter and are actively engaged in discussions with the Company’s senior lenders to amend certain terms of our credit agreement to allow for greater operating flexibility under current and projected operating and economic conditions. We anticipate that we will have a new or amended credit facility in place by mid-December of 2008.” Cleveland further noted, “While market conditions are expected to remain depressed for the fourth quarter of 2008 and into 2009, we will continue to maximize opportunities for new business.”

Gross profit was $9.2 million, or 10.3% of net sales in the third quarter, compared to $17.1 million or 12.5% of net sales in the prior year. The decrease in percent of net sales is attributable to certain fixed overhead costs remaining relatively constant despite lower sales volumes and a shift in product mix to lower margin products in certain manufacturing operations, partially offset by direct labor efficiencies. Gross profit includes the impact of $0.1 million and $0.5 million of restructuring charges in the third quarter of 2008 and 2007, respectively.

Operating loss for third quarter 2008 was $2.4 million compared to operating income of $2.4 million in the prior year quarter primarily reflecting the decline in sales in all three of the major markets the Company serves.

“During the third quarter, Patrick completed the final phase of its restructuring efforts to integrate Adorn with its existing businesses,” said Paul Hassler, Chief Executive Officer. “Since the acquisition in May 2007, we have incurred approximately $3.3 million in restructuring charges on a pretax basis that included the closure and consolidation of certain operations. In addition, we have reduced our salaried and hourly headcount by more than 700 people since the acquisition of Adorn in an ongoing effort to manage administrative overhead costs.”

Hassler concluded, “While it may take some time before full consumer confidence is restored to the markets and industries in which Patrick operates, we believe we are well-positioned for the long-term to take advantage of current market conditions and improve our market share through our buying power, national coverage, full product offerings and excellent service.”

Nine Months Consolidated Results

Net loss for the first nine months of 2008 was $2.3 million or $0.31 per diluted share, compared to a net loss of $1.8 million or $0.32 per diluted share for 2007. Nine months 2008 results include the net impact of pretax gains on the sale of property and equipment, including the sale of the Company’s idle California facility, of approximately $4.5 million or $0.37 per diluted share. In addition, nine months 2008 results include pretax costs associated with the restructuring and other acquisition and financing related costs of approximately $3.5 million or $0.29 per diluted share. Results for the first nine months of 2007 include pretax restructuring and other acquisition and financing related costs of approximately $3.7 million or $0.41 per diluted share.

Net sales were $309.2 million in 2008 compared to $327.8 million in 2007. Net sales for the year to date periods was negatively impacted by reductions in RV and MH retailers and manufacturers inventory levels and in response to increasing credit costs and economic trends as discussed above.

Other Significant Items

Liquidity and Capital Resources

During the third quarter of 2008, the Company paid down $15.3 million in principal on its long-term debt. The debt repayments were funded by the net proceeds from the previously announced sale of the idle California facility and the Company’s rights offering to its shareholders (both of which were completed in second quarter 2008) and by utilizing cash on hand. From December 31, 2007 through September 28, 2008, the Company paid down a total of $34.6 million in senior subordinated debt and term debt under its senior secured credit facility.

At September 28, 2008, as a result of the deterioration in all three of the major markets the Company serves, the Company was in violation of its leverage and fixed charge covenants under the terms of its credit facility. These covenant violations were not cured as of the filing of the Company’s Form 10-Q for the quarterly period ended September 28, 2008 and, therefore, the remaining $45.5 million of long-term debt was reclassified to current liabilities until such time as a new or amended credit facility is established. The Company is actively engaged in discussions with its senior lenders to amend certain terms of its credit agreement. As previously mentioned, the Company expects that a new or amended credit facility will be in place by mid-December of 2008.

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About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the manufactured housing, recreational vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped mouldings, cabinet doors, slotwall and slotwall components, countertops, and aluminum extrusions. The Company also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high-pressure laminates, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, adverse weather conditions impacting retail sales, and our ability to either modify the terms of our credit agreement, negotiate a new credit agreement, or obtain alternative sources of financing. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2007, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-206-7515 / kotowskj@patrickind.com

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FINANCIAL HIGHLIGHTS

(thousands except per share data)	THIRD QUARTER ENDED		NINE MONTHS ENDED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Sept. 28, 2008	Sept. 30, 2007	Sept. 28, 2008	Sept. 30, 2007 (1)

NET SALES	$88,429	$136,556	$309,228	$327,829
Cost of goods sold	79,219	118,960	275,123	288,507
Restructuring charges	60	513	779	1,451
Gross profit	9,150	17,083	33,326	37,871

Operating expenses:
Warehouse and delivery	4,740	5,912	14,897	14,856
Selling, general and administrative	6,362	8,537	20,443	21,204
Restructuring charges	25	-	202	183
Amortization of intangible assets	429	429	1,287	572
Gain on sale of fixed assets	(30)	(210)	(4,535)	(222)
Total operating expenses	11,526	14,668	32,294	36,593
OPERATING INCOME (LOSS)	(2,376)	2,415	1,032	1,278
Interest expense, net	1,334	2,139	4,760	4,235
Income (loss) before income taxes (credit) (2)	(3,710)	276	(3,728)	(2,957)
Income taxes (credit)	(1,373)	110	(1,379)	(1,183)
NET INCOME (LOSS)	$(2,337)	$166	$(2,349)	($1,774)

BASIC NET INCOME (LOSS) PER COMMON SHARE	$(0.26)	$0.03	$(0.31)	$(0.32)
DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(0.26)	$0.03	$(0.31)	$(0.32)
Weighted average shares outstanding - basic	9,110	6,061	7,638	5,510
Weighted average shares outstanding - diluted	9,110	6,138	7,638	5,510

(1) Nine month results for 2007 include the financial performance of American Hardwoods (acquired on January 29, 2007) and Adorn Holdings, Inc. (acquired on May 18, 2007) since their respective acquisition dates.

(2) The effective tax rate is 37% for the third quarter and nine months ended September 28, 2008, and 40% for the third quarter and nine months ended September 30, 2007.

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(thousands)	SEPT. 28,	DEC. 31,
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	2008	2007
	(unaudited)

CURRENT ASSETS
Cash and cash equivalents	$66	$151
Trade receivables, net	23,073	15,251
Inventories	39,031	43,566
Income taxes receivable	3,038	3,728
Prepaid expenses and other	2,780	4,621
Deferred tax assets	1,605	1,605
Total current assets	69,593	68,922

PROPERTY AND EQUIPMENT, NET	51,473	54,755
GOODWILL AND OTHER INTANGIBLE ASSETS	68,555	69,844
OTHER ASSETS	2,870	2,721

TOTAL ASSETS	$192,491	$196,242

CURRENT LIABILITIES
Current maturities of long-term debt	$45,480	$8,628
Short-term borrowings	14,400	1,479
Accounts payable	15,723	14,349
Accrued expenses & other	6,792	7,568
Total current liabilities	82,395	32,024

LONG-TERM DEBT, less current maturities	-	71,501
DEFERRED COMPENSATION AND OTHER	4,388	4,180
DEFERRED TAX LIABILITIES	15,203	16,604
Total liabilities	101,986	124,309

SHAREHOLDERS’ EQUITY	90,505	71,933
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$192,491	$196,242

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